Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
104 South Main Street | Ninth Floor Greenville, SC 29601 T 864.250.2300 F 864.232.2925 nelsonmullins.com

May 29, 2019

Old Second Bancorp, Inc.

37 South River Street

Aurora, Illinois 60507

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Old Second Bancorp, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the offering of up to 600,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, issuable by the Company under the Old Second Bancorp, Inc. 2019 Equity Incentive Plan (the “2019 Plan”).  This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined corporate records, certificates of public officials and officers of the Company, and other documents and records as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures, and the legal capacity and mental competence of natural persons.

For purposes of this opinion, we have relied without any independent verification upon factual information supplied to us by the Company,  on factual information included in the Company’s filings with the Commission and on the Shares being reserved for future issuance under the 2019 Plan. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given or filed and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading.

Based on the foregoing, assuming that the Shares are authorized and issued in accordance with the 2019 Plan and a valid award agreement entered into in accordance therewith, and that the Company has received the authorized consideration for the issuance of the Shares (in an amount not less than the par value thereof), we are of the opinion that the

California | Colorado | District of Columbia | Florida | Georgia | Massachusetts | New York

North Carolina | South Carolina | Tennessee | West Virginia

Old Second Bancorp, Inc.

Shares, when issued and delivered as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; and (iv) any laws except the Delaware General Corporation Law. Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is being rendered to be effective as of the effective date of the Registration Statement, and we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. This consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.

This opinion is limited to the laws of the State of Delaware and no opinion is expressed as to the laws of any other jurisdiction. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of any of the Shares. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

 Very Truly Yours,

/s/ Nelson Mullins Riley & Scarborough LLP

NELSON MULLINS RILEY & SCARBOROUGH LLP